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                                                                       EXHIBIT 5

                                RILEY M. MURPHY
                     AMERICAN COMMUNICATIONS SERVICES, INC.
                    131 NATIONAL BUSINESS PARKWAY, SUITE 100
                          ANNAPOLIS JUNCTION, MD 20701

November 14, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004

Re:  AMERICAN COMMUNICATIONS SERVICES, INC. FORM S-3

Gentlemen:

     The undersigned has acted as legal counsel to American Communications Services, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Converse with the Securities and Exchange Commission on the date hereof and relating to $50,000,000 aggregate principal amount of the 13 3/4% Senior Notes due 2007 of American Communications Services, Inc. (the "Notes"), to be offered for resale by the Selling Holders identified therein.

     In the capacity of legal counsel to the Company, the undersigned has examined originals or copies, certified or otherwise identified to the satisfaction of the undersigned, of such documents, corporate records and other instruments as the undersigned has deemed necessary for the purpose of rendering this opinion. In the course of such examinations, the undersigned has assumed the genuineness of all documents submitted as originals and the conformity to originals and certified documents of all copies submitted as conformed copies.

     Based upon and subject to the foregoing, and assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, the undersigned is of the opinion that the Notes have been duly issued and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

     The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to the undersigned under the caption "Legal Matters" in the Prospectus contained therein.

                                          Very truly yours,

                                                  /s/ RILEY M. MURPHY
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